Exhibit (a)(1)(F)

Offer to Purchase for Cash by

PRESIDIO PROPERTY TRUST, INC.

of

Up to 2,000,000 SHARES PLUS ALL ODD LOTS OF ITS SERIES A Common Stock

At a Purchase Price $0.68 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 5, 2025, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

April 8, 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Presidio Property Trust, Inc., a Maryland corporation (the “Company”) is offering to purchase for cash all odd lots plus up to 2,000,000 shares of its Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”), at a purchase price of $0.68 per share of Series A Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase, dated April 8, 2025 (the “Offer to Purchase”), and the related Letter of Transmittal and Important Instructions and Information (which, together with any amendments and supplements thereto, we collectively refer to as the “Offer Documents” and which collectively constitute the “Offer”). Please furnish copies of the Offer Documents to those of your clients for whom you hold shares of Series A Common Stock registered in your name or in the name of your nominee.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND IMPORTANT INSTRUCTIONS AND INFORMATION CONTAIN IMPORTANT INFORMATION AND SHOULD BE CAREFULLY READ IN THEIR ENTIRETY BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER. YOUR CLIENTS MAY TENDER ALL OR A PORTION OF THEIR SHARES OF SERIES A COMMON STOCK. YOUR CLIENTS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES OF COMMON STOCK. HOWEVER, ODD LOT HOLDERS MUST TENDER ALL OR NONE OF THEIR SERIES A COMMON STOCK AND MAY NOT TENDER A PORTION OF THEIR SERIES A COMMON STOCK.

As promptly as practicable after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, the Company will purchase all odd lots properly tendered and not properly withdrawn and up to 2,000,000 shares of Series A Common Stock properly tendered and not properly withdrawn, subject to proration with appropriate adjustments to avoid the purchase of fractional shares, for $0.68 per Share. The Company will not accept shares of Series A Common Stock subject to conditional tenders, such as acceptance of all or none of the shares of Series A Common Stock tendered by any tendering stockholder. The Company is not offering to purchase, and will not accept, any fractional shares in the Offer.

Because of the proration provisions described in the Offer to Purchase, it is possible that not all the shares of Series A Common Stock tendered will be purchased if shares of Series A Common Stock in an aggregate number of 2,000,000, exclusive of odd lots, are properly tendered and not properly withdrawn. Only shares of Series A Common Stock properly tendered and not properly withdrawn, will be eligible to be purchased. Shares of Series A Common Stock tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Upon the terms and subject to the conditions of the Offer, if the number of shares of Series A Common Stock properly tendered and not properly withdrawn prior to the Expiration Date would result in the aggregate purchase of more than 2,000,000 Series A Common Stock, exclusive of all Odd Lots purchased, the Company will purchase shares of Series A Common Stock from all stockholders who properly tender shares of Series A Common Stock and do not properly withdraw them prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares of Series A Common Stock, until the Company has purchased 2,000,000 shares of Series A Common Stock, exclusive of any odd lots purchased. See Section 1-Price; Number of Shares; Expiration Date; Proration, Section 3-Procedures for Tendering Shares and Section 5-Withdrawal Rights of the Offer to Purchase.

The conditions of the Offer are described in Section 7-Conditions of the Offer of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City Time, on May 5, 2025, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price, even if there is any delay in making payment.

If you intend to tender shares of Series A Common Stock on behalf of your clients pursuant to the Offer, a Letter of Transmittal, properly completed and duly executed (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase.

Although the Company’s Board of Directors has authorized the Offer, none of the Company, any member of the Company’s Board of Directors, the Paying Agent, the Depositary, the Information Agent (each as defined in the Offer to Purchase) or any of their respective affiliates has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their shares of Series A Common Stock. Your clients must make their own decisions as to whether to tender their shares of Series A Common Stock, how many shares of Series A Common Stock to tender. In doing so, your clients should read carefully the information in, or incorporated by reference into, the Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. Your clients are urged to discuss their decisions with their tax advisors, financial advisors or you.

The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of shares of Series A Common Stock pursuant to the Offer (see Section 19-Miscellaneous of the Offer to Purchase).

If you have any questions regarding the Offer, please contact Broadridge Corporate Issuer Solutions, LLC, the Information Agent for the Offer, at the telephone number set forth below.

The Paying Agent and Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

Toll-Free: 1-855-793-5068

Email: Shareholder@Broadridge.com

Nothing contained in this letter or in the Offer Documents shall render you or any other person the agent of the Company, the Paying Agent, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the Offer Documents and the statements contained therein.